Exhibit 99.1

To: From: Date: Re:	All Huttig Associates Jon Vrabely March 22, 2022 Public Announcement Regarding the Agreement between Huttig and Woodgrain

I want to provide you some information regarding the public announcement made yesterday afternoon regarding Huttig and Woodgrain. In October 2021, the Huttig Board of Directors publicly announced a process to review Huttig’s strategic alternatives. Consistent with the Board’s historical practice, the goal of a strategic review process is simply to review all options available to the Board to maximize shareholder value. The Board engaged financial and legal advisors to assist in the process and ultimately concluded that entering into an agreement to sell all of the outstanding shares of the Company to Woodgrain was the best option to meets its goal to maximize the value of the Company for our shareholders.

Woodgrain is a third generation family owned, privately held company headquartered in Fruitland, Idaho and has been in in the building products manufacturing and distribution business since 1954. Woodgrain is a large and respected player in our industry with manufacturing plants in the US and Chile. Huttig and Woodgrain have worked together as partners on many fronts for many years, and we believe Woodgrain acquiring all of the outstanding shares of Huttig is not only in the best interest of our shareholders, but is also in the best interest of our all of our associates, customers, and suppliers.

The Woodgrain family of companies shares many of the same values as Huttig, and we are particularly excited about the opportunity this merger creates for all of our associates. The addition of Huttig’s expertise and resources supports Woodgrain’s mission to become the premier service provider of residential building materials in the country.

We are very early in the merger process and there is a lot of work to do to close the transaction, including receiving tendered shares from a majority of our shareholders, antitrust clearance by the government and satisfaction of other conditions. If everything goes as planned, the process could take between 40 and 90 days. For the time being we need to remain focused on operating the business, growing our sales, and taking care of our customers. As we continue to work through the process to complete the merger we will keep you aware of our progress and will proactively communicate as frequently as possible.

The Board of Directors, the Huttig management team, and I are indebted to you for the contribution you have made to our success. I want to thank you for everything that you do every day that carries forward the Huttig legacy of success that has existed since 1885! Thank you and keep up the great work!

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Huttig Forward-Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to Huttig Building Products, Inc. (Huttig) management’s expectations

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about future conditions, including statements regarding the proposed transaction with Woodgrain Inc. (Woodgrain), including the expected timing, completion and effects of the transaction. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect Huttig’s sales and profitability, liquidity and future value. Any forward-looking statements represent management’s views only as of today and should not be relied upon as representing management’s views as of any subsequent date, and Huttig undertakes no obligation to update any forward-looking statement.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be completed are the following: the failure to obtain the necessary minimum tender of shares of Huttig’s Common Stock; the failure to obtain necessary regulatory or other governmental approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on Huttig; continued availability of financing or alternatives for the financing provided in the Woodgrain debt commitment letter; the failure to satisfy required closing conditions; the risk that the proposed transaction may not be completed in a timely manner or at all; the effect of restrictions placed on Huttig and its subsidiaries’ ability to operate their businesses under the Merger Agreement between Huttig and Woodgrain, including the Huttig’s ability to pursue alternatives to the proposed transaction; the risk of disruption resulting from the proposed transaction, including the diversion of Huttig management’s attention from ongoing business operations; the effect the announcement of the proposed transaction on Huttig’s ability to retain and hire key employees; the effect of the announcement of the proposed transaction on Huttig’s business relationships, operating results and businesses generally; the outcome of any legal proceedings that may be instituted against Huttig related to the proposed transaction; the amount of the costs, fees and expenses related to the proposed transaction; and the occurrence of any event giving rise to the right of a party to terminate the Merger Agreement. Information describing other risks and uncertainties affecting Huttig that could cause actual results to differ materially from those in forward-looking statements may be found in Huttig’s filings with the Securities and Exchange Commission (SEC), including, but not limited to, the “Risk Factors” in Huttig’s most recent Annual Report on Form 10-K.

Notice to Huttig Investors and Security Holders

This communication relates to a tender offer (the Offer) and merger involving Huttig and Woodgrain. The Offer has not yet commenced. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the tender offer materials or any other documents that Woodgrain or Huttig may file with the SEC or send to Huttig’s stockholders in connection with the Offer. The solicitation and offer to buy shares of Huttig’s Common Stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Woodgrain and its subsidiary (Merger Sub) will file a tender offer statement on Schedule TO and thereafter Huttig will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES OF HUTTIG COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD

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CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK. Huttig investors and security holders will be able to obtain the tender offer materials and any other documents filed with the SEC, when available, free of charge at the SEC’s web site, www.sec.gov, and, to the extent filed by Huttig with the SEC, Huttig’s website, www.huttig.com, or by a request in writing to Huttig at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141, Attention: Corporate Secretary. In addition, copies of the tender offer materials filed with the SEC by Woodgrain and Merger Sub can be obtained, when filed, free of charge by directing a request to the Information Agent for the Offer, which will be named in the Schedule TO.

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